EXHIBIT 99.2

                   RYDER SYSTEM, INC. EMPLOYEE SAVINGS PLAN B
                 ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS
                                DECEMBER 31, 1997

                                             NUMBER OF      COST OF        NUMBER OF       PROCEEDS        COST OF        REALIZED
                                             PURCHASES     PURCHASES         SALES        FROM SALES     ASSETS SOLD        GAIN
                                             ---------   ------------      ---------    ------------    ------------      --------
Putnam Voyager Fund                              107      $60,304,431           -                  -               -            -

Ryder System, Inc. Common Stock Fund             105       28,844,027           -                  -               -            -

Fidelity Contrafund                              105       43,268,363           -                  -               -            -

Fidelity U.S. Equity Income Fund                 105       48,709,109           -                  -               -            -

Fidelity Diversified International Fund          105       23,997,982           -                  -               -            -


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